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                                                                     EXHIBIT 5.1



March 14, 2003



Baker Hughes Incorporated
3900 Essex Lane, Suite 1200
Houston, Texas 77027

Gentlemen:

         I am the General Counsel for Baker Hughes Incorporated, a Delaware corporation (the "Company"), and have acted in such capacity in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 7,000,000 shares (the "Shares") of the Company's common stock, $1.00 par value (the "Common Stock"), issuable pursuant to the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan (the "Plan") as set forth in the Registration Statement on Form S-8 (the "Registration Statement") relating thereto to be filed with the Securities and Exchange Commission (the "Commission") on March 14, 2003.

         In connection with this opinion, either I or those under my direction have examined originals or copies certified or otherwise identified to my satisfaction of the Plan, the Restated Certificate of Incorporation and the Bylaws of the Company, each as amended to date, the corporate proceedings with respect to the Shares and the offering thereof, certificates of public officials, statutes and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein.

         In the examination of the documents referred to above, I or those under my direction have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

         Based on the foregoing, and having a regard for such legal consideration as deemed relevant, I am of the opinion that:

                  (i) The Company has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware.

                  (ii) When issued by the Company pursuant to the provisions of the Plan following due authorization of the grant of a particular award (including, stock options and restricted stock) thereunder by the Board of Directors of the Company or a duly constituted and acting committee thereof as provided in and in accordance with the Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Shares from time to time upon exercise of such option pursuant to the terms thereof for the consideration established pursuant to the terms of the Plan or the lapse of restrictions established pursuant to the terms of the Plan and otherwise in accordance with the terms and conditions of such award (including, stock options and restricted stock), such Shares will be validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. In giving such consent, I do not admit I am within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/S/ ALAN R. CRAIN, JR.

Alan R. Crain, Jr.
General Counsel ..